Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ENSCO International Incorporated:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-58625, 333-10733, 33-40282, 333-97757, 333-125048 and 333-156530) and on Form S-3 (No. 333-37897) of ENSCO International Incorporated of our reports dated February 26, 2008 (except for the updated disclosure pertaining to the resegmenting as described in Note 11, as to which the date is January 13, 2009), with respect to the consolidated balance sheets of ENSCO International Incorporated as of December 31, 2007 and 2006, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in this Current Report on Form 8-K of ENSCO International Incorporated. Our report covering the December 31, 2007 consolidated financial statements refers to the adoption, effective January 1, 2007, of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, the adoption, effective January 1, 2006, of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, and to a change in the method of quantifying errors in 2006.

/s/ KPMG LLP

Dallas, Texas
January 13, 2009